Exhibit 99

CyberOptics Announces Reduced Third Quarter Financial Guidance

Minneapolis, MN—October 7, 2013—CyberOptics Corporation (Nasdaq: CYBE) today announced that it is reducing its financial guidance for the third quarter of 2013 to a net loss of approximately $.12 to $.17 per diluted share, including a previously announced one-time income tax benefit of $300,000, on sales of roughly $8.7 million. Sales were below forecasted levels due to softness in the order rate for SMT inspection systems in the month of September, including slower than planned market acceptance of QX600 automated optical inspection systems. In addition, a previously anticipated $1 million order for SE500 solder paste inspection systems did not materialize in the quarter.

CyberOptics will release its results for the third quarter of 2013 on October 24, 2013.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we achieve in the remainder of 2013; success of anticipated new OEM and end user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415